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                       CONSENT OF INDEPENDENT ACCOUNTANTS
                       ----------------------------------


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 8, 1999 relating to the financial statements and financial highlights which appear in the October 31, 1999 Annual Report to Shareholders of Strong Advisor Bond Fund (formerly known as the Strong Bond Fund) (one of the portfolios constituting the Strong Income Funds II, Inc. (formerly known as Strong Institutional Funds, Inc.)), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.



PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
November 28, 2000